Exhibit 10.1

Summary of Oral Agreement for Payment of Services
between Adolor Corporation and its Board of Directors

(effective as of May 17, 2011)

Adolor Corporation (the “Company”) compensates its non-employee directors through a mix of base cash compensation, deferred stock and stock option grants.  The elements of the non-employee directors’ compensation are as follows:

Annual Retainers/Meeting Fees:
• Board Service Annual Retainer	$25,000
• In-person or Telephonic Board Meeting Fees	$2,000/mtg.
• Committee Chair Service Fees
• Audit Committee Chair Annual Retainer	$11,000
• Compensation Committee Chair Annual Retainer	$10,000
• Governance & Nominating Committee Chair Annual Retainer	$5,000
• Committee Member Service Fees (Non-Chair)
• Audit Committee Member	$7,500
• Compensation Committee Member	$6,500
• Governance & Nominating Committee Member	$2,500
• Chairman of the Board Annual Retainer	$23,500

Stock Option Compensation:
• Initial Grant (upon first election or appointment to Board)	45,000 shares
• Annual Grant (upon the date of the Annual Meeting)	30,000 shares

Under the Company’s Amended and Restated 2003 Stock-Based Incentive Compensation Plan (the “Plan”), the initial grant of 45,000 stock options to a non-employee director is made at the time of the earlier to occur of such director’s appointment as a director by the Board or first election to the Board by stockholders.  This initial award vests over a three-year period, with 33.3% becoming exercisable on each anniversary of the grant date.

At the Annual Meeting, each individual who will continue to serve as a non-employee director will receive an annual grant of 30,000 stock options that vest in full on the first anniversary of the date of grant.  Stock options granted to non-employee directors have a ten-year term and are granted with an exercise price equal to the fair market value of our Common Stock on the date of grant.

The Board of Directors also may grant options under the Plan to non-employee directors in addition to the automatic grants described above.